Geo Point Technologies, Inc. Announces Definitive Agreement to Acquire Kazakh Oil Refinery

Geo Point Enters Into Share Exchange Agreement
Signals Significant Change in Corporate Strategy to Take Advantage of Refining Opportunities in Underserved Market

Salt Lake City, UT, May 10, 2010 - Geo Point Technologies, Inc. (OTCBB: GNNC), today announced the culmination of a strategic planning process and a significant change in the Company’s business plan with the signing of a definitive share exchange agreement, from which Geo Point will ultimately emerge with a new, rapidly growing and profitable business model as an oil refiner in a region with significant oil but insufficient refining capacity.

”We are excited to announce that we have taken another major step towards achieving our goal of entering the oil refining business,” commented Jeffrey Jensen, Geo Point’s President and Chief Executive Officer.  “After much research, we have determined to pursue an opportunity to acquire a state-of-the-art, green oil refinery in Southern Kazakhstan.  This part of the world has tremendous oil reserves, but lacks refining capacity.  Domestic demand for refined fuel products in Kazakhstan alone is more than enough to exceed the capacity from our current plant, setting the stage for planned expansion in the near-term.  Beyond that, exporting opportunities throughout the broader region are substantial and attractive.  This is a major opportunity and our shareholders will ultimately benefit.”

Geo Point Technologies, Inc., entered into a share exchange agreement with GSM Oil Holdings Limited, a limited liability company organized in Cyprus and Summit Trustees PLLC, a Utah professional limited liability company, to acquire all of the issued and outstanding stock of GSM Oil Holdings.  GSM Oil Holdings is in the process of acquiring Sinur Oil LLP through its wholly owned Dutch subsidiary, GSM Oil B.V.  Sinur Oil is a development-stage oil refining company with operations in the southern area of Kazakhstan and has recently completed its initial “micro” oil refinery.  At closing, Geo Point will issue 26,808,000 shares of its common stock to Summit Trustees and will receive all of the outstanding shares of GSM Oil Holdings.

The structure is intended to be most tax advantageous for Geo Point’s shareholders, taking advantage of various credits and tax exclusions in the European Union, the United States and other countries.

Significant conditions to closing must be resolved before the transaction can be closed, including GSM Oil Holdings’ acquisition of Sinur Oil and Geo Point’s satisfactory evaluation of the assets and operations of Sinur Oil’s initial oil refinery.

Mr. Jensen added, “We have completed substantial due diligence, including multiple inspections and analysis of the micro-refinery and the property.  The property on which the plant is located has land space and a rail spur, which will allow expansion of the existing refinery and an increased capacity to meet the growing demand both within Kazakhstan and in the surrounding region.”

Using a patented oil refining technology, Sinur Oil has built a near zero emissions “micro” oil refinery, expected to process approximately 2,000 tons of crude oil per month, and is scheduled to begin start-up operations this week.  The refinery uses electromagnetic induction in place of traditional open flame combustion.  Operating pressures are minimized and safer compared to open flame combustion technology.  Sinur Oil has commitments in place, both for the supply of crude and for the sale of 100% of its output.  Closing is expected to occur within 90 days.

About Geo Point Technologies
Geo Point Technologies Inc. provides geological and earth study services related to: land surveying for new construction; soil testing and environmental risk and impact assessments; and natural resource assessments with an emphasis on oil and gas deposit discovery.

This news release may contain “forward-looking” information.  We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements.  These forward looking statements are only predictions and are subject to certain risks, uncertainties and assumptions.  Actual results may differ materially from the forward looking statements in this press release.  Additional risks and uncertainties are identified and described in the Company's SEC reports.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Contact:
Geo Point Technologies, Inc.
1306 East Edinger Avenue, Unit C
Santa Ana, CA  92705
801.810.4662
investor.relations@geopointtech.com